Exhibit 99.1
Cholestech Announces Financial Results for First Quarter of Fiscal 2007
HAYWARD, Calif. — July 27, 2006 — Cholestech Corporation (NASDAQ: CTEC) today announced:
•	Revenue of $16.8 million for the first quarter ended June 30, 2006 representing an 11% increase over prior year’s first quarter revenue of $15.1 million.
•	Gross margin improved to 66.6% in the quarter from 63.7% in the prior year quarter, driven by an increase in sales volume, continued manufacturing efficiencies and lower royalties.
For the first quarter ended June 30, 2006, Cholestech generated revenue of $16.8 million, representing an 11% increase over revenue of $15.1 million in the first quarter of the prior year. Operating income for the first quarter ended June 30, 2006 was $2.1 million, which includes approximately $725,000 in stock based compensation expenses related to the adoption of SFAS 123R. Net income for the first quarter ended June 30, 2006 was $1.5 million, or $0.10 per diluted share, which includes approximately $417,000 in stock based compensation expenses related to the adoption of SFAS 123R. Excluding the impact of SFAS 123R, which was adopted on April 1, 2006, net income was $1.9 million or $0.13 per diluted share. This compares to net income of $1.6 million in the prior year first quarter, or $0.11 per diluted share.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “The first quarter of fiscal 2007 was another solid quarter for Cholestech. Our installed base of LDX Systems increased to approximately 22,200, 16,800 here in the United States. Adjusted for stock-based compensation, adopted this quarter, our non-GAAP operating income increased 16% and our non-GAAP net income rose 20%. A good start for the year.”
Investor Conference Call
Cholestech will conduct a conference call on its fiscal 2007 first quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (877) 707-9628 or, from international locations, (785) 832-0301. A replay of the call will be available until 9 p.m. PT on August 10th by dialing (800) 839-1162 or from international locations, (402) 220-0398. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.
About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver enzymes at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems and the hs-CRP test, which is cleared by the FDA for use in moderate complexity labs, to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
John F. Glenn	Brendan Lahiff
Vice President Finance and Chief	Financial Dynamics
Financial Officer	415-439-4504
Cholestech Corporation	brendan.lahiff@fd.com
510-732-7200
jglenn@cholestech.com
To supplement our results presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP measures of operating results, net income and net income per share, which are adjusted from results based on GAAP to exclude SFAS 123R stock-based compensation expenses. This non-GAAP financial presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards, particularly since the Company has not included stock-based compensation under SFAS 123R as an expense in financial statements before. In addition, the Company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors and other interested parties. Cash earnings is not a GAAP defined measure. The company believes this measure provides meaningful supplemental information regarding Cholestech’s operating results given the current accumulated tax loss carryforwards and because it excludes amounts that are not related to Cholestech’s core operating results and facilitate the comparison of results for the current period with results for past periods. Further, these non-GAAP results are one of the primary indicators management uses for assessing our performance, allocating resources and planning and forecasting future periods. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen Weeks Ended
	6/30/2006			6/24/2005
	GAAP	Adjustments	Non-GAAP

Revenue	$16,784	$—	$16,784	$15,065

Cost of revenue	5,599	(114)	5,485	5,472

Gross profit	11,185	114	11,299	9,593

Operating expenses:
Sales and marketing	3,888	(144)	3,744	3,312
Research and development	1,383	(53)	1,330	1,067
General and administrative	3,780	(414)	3,366	2,755

Total operating expenses	9,051	(611)	8,440	7,134

Operating income	2,134	725	2,859	2,459

Net interest and other income	468	—	468	133

Income before provision for income taxes	2,602	725	3,327	2,592

Provision for income taxes	1,106	308	1,414	1,000

Net income	$1,496	$417	$1,913	$1,592

Net income per share:
Basic	$0.10		$0.13	$0.11
Diluted	$0.10		$0.13	$0.11

Shares used to compute net income per share:
Basic	14,824		14,824	14,618
Diluted	15,193		15,193	14,913

Net income to cash earnings reconciliation:
Net income	$1,496			$1,592
Depreciation and amortization	749			686
Stock-based compensation	776			25
Provision for income taxes	1,106			1,000
Cash paid during the period for taxes	(67)			(96)

Cash earnings	$4,060			$3,207

CONDENSED BALANCE SHEET DATA
(in thousands, unaudited)

	6/30/2006	3/31/2006

Cash, cash equivalents, marketable securities and long-term marketable securities	$46,459	$42,676

Total assets	$83,159	$80,702

Long-term debt	—	—

Shareholders’ equity	$77,381	$74,132